Exhibit (j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Voya Small Cap Growth Fund, a series of Voya Equity Trust, and to the use of our report dated November 29, 2021 on the financial statements and financial highlights of TCM Small Cap Growth Fund. Such financial statements and financial highlights appear in the 2021 Annual Report to Shareholders which are incorporated by reference into the Registration Statement.

/s/ Tait, Weller & Baker LLP

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

March 8, 2022